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                                                       Exhibit 99.1
PRESS RELEASE
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FOR IMMEDIATE RELEASE

      IPC HOLDINGS ANNOUNCES CLOSING OF CAPITAL RAISING AND EXERCISING OF
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            UNDERWRITERS' OPTION TO PURCHASE ADDITIONAL COMMON SHARES
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PEMBROKE, BERMUDA, November 4th 2005. IPC Holdings, Ltd. (NASDAQ: IPCR) today announced the closing of its pending capital raising initiatives together with the exercising of the underwriters' option to purchase additional common shares. Citigroup Corporate and Investment Banking and Morgan Stanley & Co. Incorporated acted as joint book-running managers for the offerings. The underwriters' over-allotment option exercised was for an additional 1,048,000 common shares and accordingly, American International Group, Inc. purchased an additional 334,000 common shares in order that it maintain its approximate 24.2 percentage ownership of the common shares.

In total, taking into account the additional common shares so issued, IPC Holdings, Ltd. sold 15,202,000 common shares and 9,000,000 of its 7.25 % Series A mandatory convertible preferred shares for total gross proceeds of $635.3 million. Both offerings were priced at $26.25 per share.

The company intends to use the proceeds of the offerings to provide additional capital to its wholly-owned subsidiary, IPCRe Limited, and for other general corporate purposes.

The offering of common shares or Series A Mandatory convertible preferred shares has been made only by means of a written prospectus meeting the requirements of
Section 10 of the Securities Act of 1933, as amended.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common shares or the Series A mandatory convertible preferred shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The above remarks about future expectations, plans and prospects for the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company's most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.


IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.


CONTACT:Jim Bryce, President and Chief Executive Officer or
   John Weale, Senior Vice President and Chief Financial Officer

                           Telephone:   441-298-5100